Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of ATII Holdings Inc. on Form S-4 No. 333-295563 to be filed on or about July 24, 2026 of our report dated May 19, 2026, on our audits of the consolidated financial statements of HZO, Inc. and Subsidiaries as of December 31, 2025 and 2024, and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to us under the heading Experts in this Registration Statement.

/s/EISNERAMPER LLP

Raleigh, North Carolina

July 24, 2026